Exhibit 5.1

David Lubin & Associates, PLLC

10 Union Avenue

Suite 5

Lynbrook, New York 11563

Telephone: (516) 887-8200
Facsimile: 516-887-8250

david@dlubinassociates.com

March 26, 2012

Document Security Systems, Inc.

First Federal Plaza

28 East Main Street, Suite 1525

Rochester, New York 14614

Re:	Registration Statement on Form S-3

Gentlemen:

We have acted as counsel to Document Security Systems, Inc. (the "Company") in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed resale of up to 1,509,674 shares of common stock held by selling security holders (the “Shares”), which includes an aggregate of 541,934 shares of common stock issuable upon the exercise of warrants (the “Warrant Shares”).

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the Company; (b) resolutions of the Board of Directors of the Company; (c) the Registration Statement and the exhibits thereto; and (d) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as we have deemed necessary as to matters of fact and have made such examination of laws as we have deemed relevant as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies.

Based on our examination mentioned above, we are of the opinion that (i) the currently issued and outstanding Shares are duly authorized, legally and validly issued, fully paid and non-assessable and (ii) when issued in accordance with the warrants, the Warrant Shares will be duly authorized, validly issued, fully-paid and non-assessable.

We are attorneys admitted to practice in New York. We are familiar with the applicable provisions of the Business Corporation Law of the State of New York and the reported judicial decisions interpreting such laws. This opinion letter is opining upon and is limited to the current federal securities laws of the United States and New York law as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ David Lubin & Associates, PLLC

DAVID LUBIN & ASSOCIATES, PLLC